Exhibit 99.1

New York & Company, Inc. Selects Accretive Commerce for Integrated e-Commerce Operations

Accretive Commerce to Enable New e-Commerce Channel for Leading Specialty Retailer

July 11, 2006 · Charlotte, NC · Accretive Commerce today announced it has signed a long term agreement with New York & Company, Inc. (NYSE: NWY), a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. Under the agreement, Accretive Commerce will provide an end to end suite of direct commerce services, including integration of a new “on-demand” e-Commerce platform (in alliance with ATG), order management, order fulfillment, customer care, and channel management services.

New York & Company currently sells its proprietary branded fashions through a national network of 500-plus retail stores in 45 states and is now expanding its channel coverage with a new online store. A critical element of this plan was the selection of Accretive Commerce to enable a complete on-demand e-Commerce solution and provide the full suite of operational services to ensure a best in class brand experience for their customers. Accretive Commerce provides a unique combination of value added integration services and market leading capabilities in order fulfillment, customer care, and direct commerce channel management. Additional factors in the selection process were Accretive Commerce’s proven domain expertise serving other major apparel brands, its demonstrated scalability to deliver New York & Company’s projected growth, and its long history and proven track record of delivering direct commerce solutions for market leading brands.

“New York & Company has been delivering consumers stylish yet affordable fashions since 1918,” said Ronald Ristau, Chief Operating Officer and Chief Financial Officer, New York & Company. “We believe it’s critical that we maintain the essence of our brand promise - the energy, inspiration, and fashion that is New York - as we enter a new channel of distribution, the web. Accretive Commerce was an obvious choice as they bring to the table a unique combination of operational and channel management expertise and share our passion for delivering a world class brand experience. The great style and great value that is New York & Company will soon be available online through our partnerships with Accretive Commerce and ATG.”

“New York & Company is a great new partner for our business. They have a tremendous brand, outstanding leadership, and are very well positioned to take advantage of the opportunities in the direct-to-customer channel.” said Hank Reeves, Accretive Commerce CEO. “Their selection of Accretive Commerce further validates our position in the market for direct commerce outsourcing. We are very proud to add them to our stable of world class brands and are looking forward to a successful launch later this year.”

About New York & Company, Inc.
New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company (TM) merchandise is sold exclusively through its national network of retail stores. As of June 1, 2006, the Company operated 534 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

About Accretive Commerce
Accretive Commerce is a market-leading direct commerce channel provider, accelerating companies’ growth through a fully integrated range of outsourced e-Commerce, Customer Care, and Fulfillment & Logistics solutions and services. Accretive Commerce has a proven track record serving some of the world’s best known brands such as American Eagle Outfitters, Godiva, Restoration Hardware and many others. The company combines unparalleled capability, scalability, and flexibility with lean six sigma process excellence to deliver its clients a better brand experience, greater revenues, and lower costs. Accretive Commerce has an unparalleled commitment to customer service and a focus on brand protection that translates into guaranteed results and value creation. For more information, visit www.accretivecommerce.com.

Media Contact
Mick Koster
Accretive Commerce
704-370-5006
mick.koster@accretivecom.com